Exhibit 99.1

Clean Earth Acquisitions Corp. Announces the Separate Trading of its Class A Common Stock, Rights and Warrants, Commencing April 18, 2022

AUSTIN, TEXAS, April 13, 2022 (NEWSWIRE) – Clean Earth Acquisitions Corp. (Nasdaq: CLINU) (the “Company”) today announced that, commencing April 18, 2022, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock, rights and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock, rights and warrants that are separated will trade on the Nasdaq Global Market under the symbols “CLIN,” “CLINR” and “CLINW,” respectively. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “CLINU.” Holders of units will need to have their brokers contact American Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock, rights and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Clean Earth Acquisitions Corp.

Clean Earth Acquisitions Corp. is a blank-check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses in the clean and renewable energy industry with an enterprise value of approximately $800 million to $1.5 billion, with particular emphasis on businesses that participate in the global energy transition ecosystem and facilitate the way that energy is produced, stored, transmitted, distributed and consumed, all while reducing greenhouse gas emissions. Aaron Ratner, Martha Ross and Nicholas Parker lead the Company. For more information, please visit: http://cleanearthacquisitions.com//.

Forward Looking-Statements

This press release may contain statements that constitute “forward-looking statements,” including with respect to our search for an initial business combination and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this press release. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Aaron Ratner

Chief Executive Officer

inbound@cleanearthacquisitions.com